    Exhibit 99.1

BioTelemetry, Inc. Reports Third Quarter 2020 Financial Results
Posts Record Quarterly Revenue Amidst Rapid Recovery

Malvern, PA – October 29, 2020 – BioTelemetry, Inc. (NASDAQ:BEAT), the leading remote medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the quarter ended September 30, 2020.

Quarter Highlights

•Recognized quarterly total revenue of $114.7 million
•Reached 3.0% year-over-year quarterly revenue growth, despite the impact of COVID-19
•Reported quarterly GAAP net income of $6.7 million, or 5.9% of total revenue
•Realized quarterly adjusted EBITDA of $30.6 million, or 26.7% of total revenue
•Acquired Remote Patient Monitoring (“RPM”) assets from a subsidiary of Centene Corporation

President and CEO Commentary

Joseph H. Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented:

“We are pleased to announce that we achieved solid third quarter results with record revenue of $114.7 million and EBITDA of $30.6 million despite the external challenges facing the market at large. This is a testament to the dedication and commitment of the entire BioTelemetry team. All segments of the business contributed to this excellent Q3 rebound, posting 15.7% sequential growth. Cardiac monitoring volumes exited the quarter above pre-COVID levels, and our recurring cardiac revenue increased as a percentage of total revenue. Our Population Health business grew nicely as well, driven by the launch of the Centene partnership.

“Despite the numerous challenges posed by the pandemic, we remained focused on executing our strategy. We continued to augment our Artificial Intelligence capabilities, which are enhancing scalability and improving efficiencies across the enterprise. Telehealth and remote monitoring will continue to play an integral role in a post-COVID-19 marketplace. As one of the largest, fastest growing and most profitable connected health companies, we are perfectly positioned to capitalize on these opportunities. As such, we expect to outperform the market for years to come, with top-line growth of over 15% in 2021.”

Third Quarter Financial Results

Total revenue for the third quarter 2020 was $114.7 million compared to $111.3 million for the third quarter 2019, an increase of $3.4 million, or 3.0%.

Gross profit for the third quarter 2020 was $69.0 million, or 60.2% of total revenue, compared to $69.3 million, or 62.3% of total revenue, for the third quarter 2019.

On a GAAP basis, net income for the third quarter 2020 was $6.7 million, or $0.18 per diluted share, compared to net income of $8.3 million, or $0.23 per diluted share, for the third quarter 2019. The decline in net income was primarily due to increased fixed operating costs as we continue to invest in our anticipated growth, which has been affected by COVID-19.

On an adjusted basis1, net income for the third quarter 2020 was $16.5 million, or $0.45 per diluted share. This compares to adjusted net income of $18.8 million, or $0.52 per diluted share, for the third quarter 2019. The decline in non-GAAP adjusted net income was consistent with the change in GAAP net income. The details regarding adjusted net income are included in the reconciliation tables included in this release.

1 The Company believes that providing non-GAAP financial measures offers a meaningful representation of our performance, as we exclude expenses that are not necessary to support our ongoing business. We also make adjustments to facilitate year over year comparisons. Please refer to our “Reconciliation of GAAP to Non-GAAP Financial Measures” in this release for additional information.

Conference Call

BioTelemetry, Inc. will host an earnings conference call on Thursday, October 29, 2020, at 5:00 PM Eastern Time. The call will be webcast on the investor information page of our website, www.gobio.com. The call will be archived on our website for at least two weeks.

About BioTelemetry

BioTelemetry, Inc. is the leading remote medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care. We provide remote cardiac monitoring, centralized core laboratory services for clinical trials, remote blood glucose monitoring and original equipment manufacturing that serves both healthcare and clinical research customers. More information can be found at www.gobio.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in our future. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning. Examples of forward-looking statements include statements we make regarding the successful execution of our operating plan, including our ability to increase demand for our products and services, to grow our market share and to recover from the impacts of the COVID-19 pandemic and our expectations regarding revenue trends in our segments. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things: our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business; our ability to educate physicians and continue to obtain prescriptions for our products and services; changes to insurance coverage and reimbursement levels by Medicare and commercial payors for our products and services; our ability to attract and retain talented executive management and sales personnel; the commercialization of new competitive products; acceptance of our new products and services, such as our mobile cardiac telemetry patch; the impact of the COVID-19 pandemic; the impact of the October 2019 information technology incident; our ability to obtain and maintain required regulatory approvals for our products, services and manufacturing facilities; changes in governmental regulations and legislation; adverse regulatory actions; our ability to obtain and maintain adequate protection of our intellectual property; interruptions or delays in the telecommunications systems and/or information technology systems that we use; our ability to successfully resolve outstanding legal proceedings; and the other factors that are described in “Part I; Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2019, as well as the factors that are described in “Part II; Item 1A. Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by law.

Contact:     BioTelemetry, Inc.
Heather C. Getz
Executive Vice President, Chief Financial and Administrative Officer
(800) 908-7103
investorrelations@gobio.com

BioTelemetry, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2020	2019	2020	2019
Revenue	$114,655	$111,291	$317,093	$327,073
Other revenue	—	—	9,702	—
Total revenue	114,655	111,291	326,795	327,073
Cost of revenue	45,668	41,952	125,773	122,716
Gross profit	68,987	69,339	201,022	204,357
Gross profit %	60.2%	62.3%	61.5%	62.5%

Operating expenses:
General and administrative	32,757	29,651	95,737	87,845
Sales and marketing	11,652	12,572	35,619	37,807
Credit loss expense	6,465	5,858	18,651	16,385
Research and development	3,039	3,661	9,306	10,526
Other charges	3,186	2,598	10,273	7,902
Total operating expenses	57,099	54,340	169,586	160,465

Income from operations	11,888	14,999	31,436	43,892

Other expense:
Interest expense	(902)	(2,338)	(4,711)	(7,358)
Loss on equity method investments	—	(65)	—	(251)
Other non-operating expense, net	(312)	(845)	(781)	(1,813)
Total other expense, net	(1,214)	(3,248)	(5,492)	(9,422)

Income before income taxes	10,674	11,751	25,944	34,470
Provision for income taxes	(3,960)	(3,468)	(9,840)	(6,202)
Net income	$6,714	$8,283	$16,104	$28,268

Net income per common share:
Basic	$0.20	$0.24	$0.47	$0.83
Diluted	$0.18	$0.23	$0.44	$0.78

Weighted average number of common shares outstanding:
Basic	34,321	33,908	34,267	33,885
Diluted	36,624	36,268	36,629	36,445

BioTelemetry, Inc.
Condensed Consolidated Balance Sheets

	September 30, 2020	December 31, 2019
(in thousands)
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$90,229	$68,614
Healthcare accounts receivable, net	72,351	71,851
Other accounts receivable, net	16,287	15,625
Inventory	5,538	5,738
Prepaid expenses and other current assets	5,976	6,505
Total current assets	190,381	168,333

Property and equipment, net	63,138	56,380
Intangible assets, net	129,023	129,596
Goodwill	305,591	301,321
Deferred tax assets	4,273	12,626
Other assets	44,689	17,464
Total assets	$737,095	$685,720

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	21,229	24,198
Accrued liabilities	46,530	27,318
Current portion of finance lease obligations	253	394
Current portion of long-term debt	—	3,844
Total current liabilities	68,012	55,754

Long-term portion of finance lease obligations	194	289
Long-term debt	157,883	190,823
Other long-term liabilities	114,625	71,937
Total liabilities	340,714	318,803

Total stockholders’ equity	396,381	366,917

Total liabilities and stockholders’ equity	$737,095	$685,720

BioTelemetry, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
Quarterly Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Net Income Per Share

	Three Months Ended
(unaudited)	September 30, 2020
(in thousands, except per share data)	Income from operations	Income before income taxes	Net income	Net income per diluted share
GAAP	$11,888	$10,674	$6,714	$0.18
Non-GAAP adjustments:
Other charges (a)	3,186	3,186	3,186	0.09
Acquisition amortization (b)	4,084	4,084	4,084	0.11
Other expense adjustments (c)	—	(6)	(6)	—
Income tax effect of adjustments (d)	—	—	(2,414)	(0.07)
Impact of NOL utilization (e)	—	—	4,984	0.14
Non-GAAP Adjusted	$19,158	$17,938	$16,548	$0.45

	Three Months Ended
(unaudited)	September 30, 2019
(in thousands, except per share data)	Income from operations	Income before income taxes	Net income	Net income per diluted share
GAAP	$14,999	$11,751	$8,283	$0.23
Non-GAAP adjustments:
Other charges (a)	2,598	2,598	2,598	0.07
Acquisition amortization (b)	3,668	3,668	3,668	0.10
Other expense adjustments (c)	—	787	787	0.02
Income tax effect of adjustments (d)	—	—	(1,436)	(0.04)
Impact of NOL utilization (e)	—	—	4,903	0.14
Non-GAAP Adjusted	$21,265	$18,804	$18,803	$0.52

a.In the third quarter 2020, other charges of $3.2 million were primarily due to a $1.2 million unfavorable change in the fair value of acquisition-related contingent consideration, $1.1 million for patent and other litigation and $0.9 million of integration and other non-recurring charges. In the third quarter 2019, other charges of $2.6 million were primarily due to $2.1 million for patent and other litigation and $0.4 million for integration and other non-recurring charges.

b.In the third quarter 2020 and 2019, we recognized $4.1 million and $3.7 million of expense, respectively, related to the amortization of acquisition-related intangible assets. We have excluded this amortization of acquisition-related intangible assets from non-GAAP adjusted net income due to the non-operational nature of the expense. This amortization was recorded as a component of general and administrative expense.

c.In the third quarter 2020, we had an unrealized foreign exchange gain of $0.1 million, offset partially by $0.1 million of interest expense related to a portion of the Geneva Healthcare deferred purchase consideration. In the third quarter 2019, we had an unrealized foreign exchange loss of $0.7 million and interest expense of $0.1 million related to a portion of the Geneva Healthcare deferred purchase consideration.

d.Represents the tax effect of the non-GAAP adjustments at the Company’s annual effective tax rate.

e.After giving effect to taxes at the estimated annual effective tax rate on the adjustments, the utilization of net operating loss carryforwards had a positive $5.0 million and $4.9 million impact on the third quarter 2020 and 2019, respectively.

BioTelemetry, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
Year-to-Date Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Net Income Per Share

	Nine Months Ended
(unaudited)	September 30, 2020
(in thousands, except per share data)	Income from operations	Income before income taxes	Net income	Net income per diluted share*
GAAP	$31,436	$25,944	$16,104	$0.44
Non-GAAP adjustments:
Other charges (f)	10,273	10,273	10,273	0.28
Acquisition amortization (g)	11,492	11,492	11,492	0.31
Other expense adjustments (h)	—	1,159	1,159	0.03
Income tax effect of adjustments (i)	—	—	(7,618)	(0.21)
Impact of NOL utilization (j)	—	—	14,381	0.39
Non-GAAP Adjusted	$53,201	$48,868	$45,791	$1.25
* Total does not add due to rounding

	Nine Months Ended
(unaudited)	September 30, 2019
(in thousands, except per share data)	Income from operations	Income before income taxes	Net income	Net income per diluted share*
GAAP	$43,892	$34,470	$28,268	$0.78
Non-GAAP adjustments:
Other charges (f)	7,902	7,902	7,902	0.22
Acquisition amortization (g)	10,742	10,742	10,742	0.29
Other expense adjustments (h)	—	1,719	1,719	0.05
Income tax effect of adjustments (i)	—	—	(4,146)	(0.11)
Impact of NOL utilization (j)	—	—	8,942	0.25
Non-GAAP Adjusted	$62,536	$54,833	$53,427	$1.47
* Total does not add due to rounding

f.For the nine months ended September 30, 2020, other charges of $10.3 million were primarily due to $3.9 million for patent and other litigation, a $3.1 million unfavorable change in the fair value of acquisition-related contingent consideration, $1.4 million of acquisition and integration costs and $1.9 million of other non-recurring charges. For the nine months ended September 30, 2019, other charges of $7.9 million were primarily due to $5.8 million for patent and other litigation and $3.3 million for integration and restructuring activities related to our acquisitions, partially offset by a $1.7 million reduction in the fair value of acquisition-related contingent consideration.

g.For the nine months ended September 30, 2020 and 2019, we recognized $11.5 million and $10.7 million of expense, respectively, related to the amortization of acquisition-related intangible assets. We have excluded this amortization of acquisition-related intangible assets from non-GAAP adjusted net income due to the non-operational nature of the expense. This amortization was recorded as a component of general and administrative expense.

h.For the nine months ended September 30, 2020, we incurred $0.9 million of interest expense related to a portion of the Geneva Healthcare deferred purchase consideration and had an unrealized foreign exchange loss of $0.3 million. For the nine months ended September 30, 2019, we had an unrealized foreign exchange loss of $2.2 million and interest expense of $0.2 million related to a portion of the Geneva Healthcare deferred purchase consideration, partially offset by a $0.7 million gain associated with the termination of a former LifeWatch foreign pension plan.

i.Represents the tax effect of the non-GAAP adjustments at the Company’s annual effective tax rate.

j.After giving effect to taxes at the estimated annual effective tax rate on the adjustments, the utilization of net operating loss carryforwards items had a positive $14.4 million and $8.9 million impact for the nine months ended September 30, 2020 and 2019, respectively.

BioTelemetry, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
Quarterly and Year-to-Date Non-GAAP Adjusted EBITDA and EBITDA Margin

(unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2020	2019	2020	2019
Net income - GAAP	$6,714	$8,283	$16,104	$28,268
Provision for income taxes	3,960	3,468	9,840	6,202
Total other expense, net	1,214	3,248	5,492	9,422
Other charges	3,186	2,598	10,273	7,902
Depreciation and amortization expense	11,518	10,295	32,882	30,508
Stock compensation expense	4,020	3,636	11,080	9,662
Non-GAAP Adjusted EBITDA	$30,612	$31,528	$85,671	$91,964
GAAP Net income as a percentage of total revenue	5.9%	7.4%	4.9%	8.6%
Non-GAAP Adjusted EBITDA margin	26.7%	28.3%	26.2%	28.1%

Quarterly and Year-to-Date Non-GAAP Free Cash Flow

(unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2020	2019	2020	2019
Cash provided by operating activities	$21,889	$16,472	$91,434	$52,602
Capital expenditures	(10,767)	(7,594)	(27,877)	(23,686)
Non-GAAP Free Cash Flow	$11,122	$8,878	$63,557	$28,916

Use of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), this press release also includes certain financial measures which have been adjusted and are not in accordance with generally accepted accounting principles (“Non-GAAP financial measures”). These Non-GAAP financial measures include adjusted income from operations, adjusted income before income taxes, adjusted net income, adjusted net income per diluted share, adjusted EBITDA and free cash flow. In accordance with Regulation G of the Securities and Exchange Commission, we have provided a reconciliation of these Non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP.

These Non-GAAP financial measures are not intended to replace GAAP financial measures. They are presented as supplemental measures of our performance in an effort to provide our stakeholders better visibility into our ongoing operating results and to allow for comparability to prior periods as well as to other companies’ results. Management uses these Non-GAAP financial measures to assess the financial health of our ongoing operating performance. Management encourages our stakeholders to consider all of our financial measures and to not rely on any single financial measure to evaluate our performance.

Adjusted net income for the third quarter 2020 excludes other charges of $3.2 million, $4.1 million of amortization expense related to our acquisition-related intangible assets, $0.1 million of unrealized foreign currency gain, $0.1 million of interest expense related to a portion of the Geneva Healthcare deferred purchase consideration, the tax effect of these adjustments, as well as the impact from the utilization of our net operating loss carryforwards. Adjusted net income for the third quarter 2019 excludes other charges of $2.6 million, $3.7 million of amortization expense related to acquisition-related intangible assets, $0.7 million of unrealized foreign currency loss, $0.1 million of interest expense related to a portion of the Geneva Healthcare contingent consideration, the tax effect of these adjustments, as well as the impact from the utilization of net operating loss carryforwards. By excluding expenses that are considered unnecessary to support the ongoing business, are nonrecurring in nature or which limit year over year comparability, we believe these Non-GAAP financial measures offer a meaningful representation of our ongoing operating performance. Included in these excluded items are transaction related expenses, primarily legal and professional fees, integration related expenses, primarily severance, patent and other litigation, amortization of acquired intangibles, costs related to the October 2019 information technology incident net of insurance proceeds, costs related to restructuring programs aimed at streamlining operations and reducing future expense, as well as other one-time items. These excluded charges are not part of the ongoing operations, and therefore, not reflective of our core operations. We view patent litigation as an extreme measure not typically required in our industry to protect a company’s intellectual property and which has not been common practice for us. We commenced patent litigation proceedings after we uncovered specific evidence of four distinct cases of misappropriation and infringement. We can choose to resolve the outstanding matters and terminate the expense at any time. We also included the income tax effect of these adjustments.

In addition to adjusted income from operations, adjusted income before income taxes, adjusted net income, adjusted net income per diluted share and free cash flow, we also present adjusted EBITDA. This Non-GAAP financial measure excludes income taxes, total other expense, net, other charges, depreciation and amortization and stock compensation expense. EBITDA is a widely accepted financial measure which we believe our stakeholders use to compare our ongoing financial performance to that of other companies. Adjusting our EBITDA for other charges and other one-time items is a meaningful financial measure as we believe it is an indication of our ongoing operations. In addition, we also add back stock-based compensation expense because it is non-cash in nature. Other companies may calculate adjusted EBITDA in a different manner.